UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2021
OPKO Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd.	Miami,	Florida	33137
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (305) 575-4100

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OPK	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.
On June 18, 2021 (the “Effective Date”), EirGen Pharma Limited, an entity formed under the laws of Ireland and a subsidiary of OPKO Health, Inc., a Delaware corporation (“OPKO”), and NICOYA Macau Limited (“Nicoya”), a Macau corporation and an affiliate of NICOYA Therapeutics, entered into a Development and License Agreement (the “Agreement”) granting Nicoya the exclusive rights for the development and commercialization of extended release calcifediol (the “Product”) in Greater China, which includes mainland China, Hong Kong, Macau, and Taiwan (collectively, the “Territory”). Extended release calcifediol is marketed in the United States under the tradename Rayaldee® by OPKO. The license grant to Nicoya covers the therapeutic and preventative use of the Product for secondary hyperparathyroidism (“SHPT”) in non-dialysis (“ND”) and hemodialysis chronic kidney disease patients (the “Field”).
OPKO will receive an initial upfront payment of $5 million and is eligible to receive an additional $5 million upon the first to occur of (A) the initiation of a phase 3 clinical trial for Rayaldee for the prevention or treatment of SHPT in ND patients in the Territory or (B) the first anniversary of the Effective Date. OPKO is also eligible to receive up to an additional aggregate amount of $115 million upon the achievement of certain regulatory and development milestones by Nicoya for the Product in the Territory. OPKO will also receive tiered, double digit royalty payments at rates in the low double digits on net product sales within the Territory and in the Field.
As part of the arrangement, Nicoya and OPKO agree to form a joint steering committee responsible for overseeing activities under the Agreement, including the development and regulatory approval of the Products in the Field in the Territory. Nicoya will, at its sole cost and expense, be responsible for performing all development activities necessary to obtain all regulatory approvals for the Product in the Territory and for all commercial activities pertaining to the Product in the Territory.
Unless earlier terminated, the Agreement will remain in effect until such time as all royalty payment terms and extended payment terms have expired, and Nicoya shall have no further payment obligations to OPKO under the terms of the Agreement. Nicoya’s royalty obligations expire on the later of (i) expiration of the last to expire valid patent claim covering the Product sold in the Territory, (ii) expiration of all regulatory and data exclusivity applicable to the Product in the Territory, and (iii) on a Product-by-Product basis, ten (10) years after such Product’s first commercial sale in the Territory. In addition to termination rights for material breach and bankruptcy, Nicoya is permitted to terminate the Agreement after a specified notice period.
A copy of the press release announcing the Agreement is attached hereto as Exhibit 99.1 and incorporated by reference herein.
The foregoing description is a summary only and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to OPKO’s Quarterly Report on Form 10-Q for the period ending June 30, 2021.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated June 21, 2021
104	Cover Page Interactive Data File-the cover page XBRL tags are embedded within the Inline XBRL document

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company dated June 21, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

	By:	/s/ Steven D. Rubin
Date: June 21, 2021	Name:	Steven D. Rubin
	Title:	Executive Vice President-Administration